UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                                AUTHORISZOR INC.
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                         (Title of Class of Securities)

                                    052673100
                                 (CUSIP Number)

                                  May 18, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)
         [x]     Rule 13d-1(c)
         [ ]     Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 052673100            Schedule 13G                    Page 2 of 5 Pages


--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  James L. Jackson

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [  ]

                                                                 (b)   [  ]




--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United Kingdom

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                                 1,286,673
    NUMBER OF
                   -------------------------------------------------------------
      SHARES       6    SHARED VOTING POWER
                                 0
   BENEFICIALLY
                   -------------------------------------------------------------
     OWNED BY      7    SOLE DISPOSITIVE POWER
                                  1,286,673
       EACH
                   -------------------------------------------------------------
    REPORTING      8    SHARED DISPOSITIVE POWER
                                  0
   PERSON WITH
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,286,673

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  [  ]

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.3%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP No. 052673100            Schedule 13G                    Page 3 of 5 Pages


Item 1.

         (a)      Name of Issuer:
                  --------------

                  Authoriszor Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  One Van de Graaff Drive
                  Suite 502
                  Burlington, Massachusetts 01803-5188

Item 2.

         (a)      Name of Person Filing:
                  ---------------------

                  James L. Jackson

         (b)      Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  Authoriszor Limited
                  Windsor House
                  Cornwall Road
                  Harrogate, North Yorkshire
                  HG12PW  United Kingdom

         (c)      Citizenship:
                  -----------

                  United Kingdom

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, $0.01 par value

         (e)      CUSIP No.:
                  ---------

                  052673100

Item 3.   If  this   statement  is  filed   pursuant   toss.ss.240.13d-1(b)   or
          240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership

         (a)      Amount Beneficially Owned:
                  -------------------------

                  1,286,673

         (b)      Percent of Class:
                  ----------------

                  7.3%

         (c)      Number of shares as to which the person has:
                  -------------------------------------------

                    (i)       sole power to vote or to direct the vote:

                                    1,286,673

                    (ii)      shared power to vote or to direct the vote:

                                    0

                    (iii) sole power to dispose or to direct the disposition of:

                                    1,286,673

                    (iv)      shared   power  to   dispose   or  to  direct  the
                              disposition of:

                                    0

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CUSIP No. 052673100            Schedule 13G                    Page 4 of 5 Pages

Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not Applicable.


Item 8.   Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.   Notice of Dissolution of Group

                  Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 052673100            Schedule 13G                    Page 5 of 5 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 7, 2001



                                    By:  /s/ James L. Jackson
                                       ----------------------------------------
                                       James L. Jackson